EXHIBIT 99.1

News Release:	April 28, 2011

Federal Home Loan Bank of Seattle Announces

First Quarter 2011 Preliminary Financial Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the quarter ended March 31, 2011, reporting a net loss of $12.1 million, compared to net income of $6.1 million for the same period in 2010. The Seattle Bank attributes the decrease in its net income primarily to lower net interest income and to additional credit-related charges on its private-label mortgage-backed securities (MBS) classified as other-than-temporarily impaired.
Net interest income totaled $20.5 million for the quarter ended March 31, 2011, compared to $41.9 million for the same period in 2010. While favorably impacted by lower funding costs, net interest income was adversely affected by lower advance demand, lower returns on short-term and variable interest-rate investments due to the prevailing low-interest-rate environment, and a declining balance of mortgage loans held for portfolio. In addition, net interest income for the first quarter 2011 was negatively impacted by $12.6 million of premium amortization on certain of the bank's available-for-sale securities, which was offset by $12.9 million of net gains on the derivatives hedging these assets and recorded in other income (loss).
Advances outstanding declined to $12.3 billion as of March 31, 2011, from $13.4 billion as of December 31, 2010, primarily due to lower advance demand and maturities of advances. Demand for Seattle Bank advances and wholesale funding in general remained weak during the first quarter of 2011 as member institutions continued to experience high levels of retail customer deposits and low loan demand.
The bank recorded $22.7 million of additional credit losses on its private-label MBS for the quarter ended March 31, 2011, compared to $19.6 million of such credit losses for the same period in 2010. The additional credit losses recorded by the Seattle Bank were due to revised assumptions regarding economic trends and their adverse effects on the mortgages underlying these securities, as ongoing pressure on housing prices and current and forecasted borrower defaults and foreclosures negatively impacted the quality of many private-label MBS. Other income was also negatively impacted by a $6.3 million increase in net unfavorable fair value hedge ineffectiveness on our hedged consolidated obligations and advances.
As of March 31, 2011, the Seattle Bank continued to meet the minimum financial metrics pursuant to the Consent Order issued by the Federal Housing Finance Agency (Finance Agency), effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement), and made further progress in addressing the requirements of the arrangement during April 2011. A detailed discussion of the Seattle Bank's actions with regard to the Consent Arrangement will be included in the bank's first quarter 2011 Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) by May 16, 2011.

Other Financial Highlights
•    Total assets declined to $45.9 billion as of March 31, 2011, from $47.2 billion as of December 31, 2010.

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As of March 31, 2011, the Seattle Bank held $1.3 billion of total capital, compared to $1.2 billion as of December 31, 2010. The increase in total capital was primarily due to a $135.9 million improvement in the bank's accumulated other comprehensive loss (AOCL), which improved primarily as a result of increases in the fair values of AFS securities classified as other-than-temporarily impaired.

•	The Seattle Bank held $2.9 billion of regulatory capital as of March 31, 2011 and December 31, 2010. As of March 31, 2011, the Seattle Bank's risk-based capital surplus totaled $1.1 billion.

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As of March 31, 2011, the Seattle Bank had a total regulatory capital-to-assets ratio of 6.22 percent and a regulatory leverage ratio of 9.16 percent, compared to 6.08 percent and 8.96 percent as of December 31, 2010.

The Seattle Bank has been classified as "undercapitalized" since August 2009. The Finance Agency will continue to classify the Seattle Bank as "undercapitalized" at least through the filing of the bank's second quarter 2011 Form 10-Q with the SEC, unless the Finance Agency takes additional action.

Key Metrics Update
During the first quarter of 2011, the Seattle Bank continued to fulfill its mission of providing liquidity and funding for its members and their communities. The first quarter 2011 results of our key metrics, by which, among others, we are measuring the accomplishment of our mission and goals, are as follows:

•	Market value of equity (MVE) to par value of capital stock (PVCS) ratio - As of March 31, 2011, MVE to PVCS ratio increased to 80.6 percent, compared to 75.7 percent as of December 31, 2010.

•	Retained earnings - As a result of the bank's first quarter net loss, retained earnings decreased to $61.3 million as of March 31, 2011, from $73.4 million as of December 31, 2010.

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Return on PVCS vs. federal funds - Return on PVCS was (0.43) percent, down from 0.88 percent for the same period in 2010. The annual average federal funds effective rate was 0.16 percent for the first quarter of 2011, compared to 0.14 percent for the same period in 2010.

As previously noted in the Seattle Bank's 2010 annual report, the bank expects to experience some fluctuations in its financial performance as it continues to work through a challenging economy.

Unaudited Selected Financial Data ($ thousands)

Selected Statements of Condition Data:	As of March 31, 2011	As of December 31, 2010
Investments (1)	$30,478,941	$30,499,036
Advances	12,332,524	13,355,442
Mortgage loans held for portfolio, net	2,961,764	3,208,954
Total assets	45,938,357	47,207,970
Consolidated obligations, net	42,926,149	44,075,522
Total capital stock	1,765,088	1,776,149
Retained earnings	61,268	73,396
Total accumulated other comprehensive loss	(531,024)	(666,906)
Total capital (2)	1,295,332	1,182,639

	For the Three Months Ended March 31,
Selected Statements of Operations Data:	2011	2010
Net interest income (3)	$20,504	$41,938
Net other-than-temporary impairment credit loss	(22,740)	(19,640)
Other non-interest income (4)	8,014	776
Total other expense	17,906	14,816
Total assessments	—	2,191
Net (loss) income	(12,128)	6,067

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)
Excludes capital stock classified as mandatorily redeemable capital stock, which totaled $1.0 billion as of March 31, 2011 and December 31, 2010. Mandatorily redeemable capital stock is included in regulatory capital.

(3)
Includes provision (benefit) of $0 and $(428,000) for credit losses on mortgage loans held for portfolio for the three months ended March 31, 2011 and 2010 as well as $12.6 million in premium amortization for the three months ended March 31, 2011, which was essentially offset by $12.9 million in net gains in other non-interest income on the derivatives hedging the associated assets. There was no similar premium amortization/hedging activity for the three months ended March 31, 2010.

(4)	Includes gain on derivatives and hedging activities, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 360 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing.
The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements, including preliminary financial highlights as of and for the three months ended March 31, 2011. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K filed with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.